Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2021 Results

Lakewood, Colorado, May 6, 2021. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2021 ended March 31, 2021 and confirmed its outlook for fiscal 2021.

Highlights for Second Quarter Fiscal 2021 Compared to Second Quarter Fiscal 2020

●	Net sales decreased 6.6% to $259.2 million;
●	Daily average comparable store sales decreased 7.0%;
●	Daily average comparable store sales on a two-year stacked basis increased 10.0%;
●	Operating income was $6.7 million compared to $13.3 million;
●	Diluted earnings per share was $0.21 compared to $0.43;
●	Adjusted EBITDA was $14.1 million compared to $21.1 million; and
●	Opened one new store and remodeled one store, resulting in a 2.5% new store growth rate for the twelve-month period ended March 31, 2021.

“We delivered earnings within our expectations despite severe weather-related challenges and lapping extremely difficult comparisons due to the initial pandemic sales surge we experienced in the second quarter of fiscal 2020,” said Kemper Isely, Co-President. “Our strong engagement with our customers and communities, coupled with our steadfast focus on providing the highest quality, healthy foods at an Always Affordable PriceSM continues to resonate with consumers. We are grateful for the commitment of all of our good4uSM Crew members and we continue to prioritize the safety of our customers and crew amidst the COVID-19 pandemic.”

Operating Results — Second Quarter Fiscal 2021 Compared to Second Quarter Fiscal 2020

During the second quarter of fiscal 2021, net sales decreased $18.3 million, or 6.6%, to $259.2 million, compared to the same period in fiscal 2020, driven by a $22.1 million decrease in comparable store sales and a $3.8 million increase in new store sales. Daily average comparable store sales decreased 7.0% in the second quarter of fiscal 2021, compared to a 17.0% increase in the second quarter of fiscal 2020. On a two-year stacked basis, daily average comparable store sales increased 10.0%. The daily average comparable store sales decrease during the second quarter of fiscal 2021 reflected a 13.9% decrease in daily average transaction count, partially offset by an 8.0% increase in daily average transaction size. This reflects a continuation of the trends the Company experienced over the last year as customers practiced social distancing efforts with larger but less frequent shopping trips. The decrease in net sales during the second quarter of fiscal 2021 was primarily a result of unprecedented net sales in the second quarter of 2020 as customers pantry loaded at the onset of the COVID-19 pandemic, which contributed to a daily average comparable store sales increase in March of 2020 of approximately 40%. Additionally, severe cold and ice storms during February disrupted our operations in many of our South Central and Pacific Northwest markets, adversely impacting the second quarter daily average comparable store sales by an estimated 70 basis points.

Gross profit during the second quarter of fiscal 2021 decreased 7.7%, to $71.8 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin decreased to 27.7% during the second quarter of fiscal 2021, compared to 28.0% in the second quarter of fiscal 2020. The decrease in gross margin was primarily driven by occupancy deleverage, reflecting decreased sales volume, partially offset by a modest improvement in product margin.

Store expenses during the second quarter of fiscal 2021 increased 2.7%, to $58.4 million. Store expenses as a percentage of net sales increased to 22.5% during the second quarter of fiscal 2021, compared to 20.5% in the second quarter of fiscal 2020. The increase in store expenses as a percentage of net sales was attributed to the deleverage associated with the decrease in sales volume and increased labor-related expenses.

Administrative expenses decreased 9.7% to $6.4 million during the second quarter of fiscal 2021. Administrative expenses as a percentage of net sales were 2.5% during the second quarter of fiscal 2021, consistent with the second quarter of fiscal 2020.

Operating income decreased 49.4% to $6.7 million during the second quarter of fiscal 2021, compared to $13.3 million in the comparable period in fiscal 2020. Operating margin during the second quarter of fiscal 2021 decreased to 2.6%, compared to 4.8% in the same period in fiscal 2020.

Net income for the second quarter of fiscal 2021 was $4.7 million, or $0.21 of diluted earnings per share, compared to net income of $9.7 million, or $0.43 of diluted earnings per share for the second quarter of fiscal 2020.

Adjusted EBITDA was $14.1 million in the second quarter of fiscal 2021, compared to $21.1 million in the second quarter of fiscal 2020.

Operating Results — First Half of Fiscal 2021 Compared to First Half of Fiscal 2020

During the first half of fiscal 2021, net sales increased $16.7 million, or 3.3%, to $524.2 million, compared to the first half of fiscal 2020, primarily driven by a $7.1 million increase in comparable store sales and a $9.6 million increase in new store sales. Daily average comparable store sales increased 2.0% in the first half of fiscal 2021, compared to a 9.7% increase in the first half of fiscal 2020. On a two-year stacked basis, daily average comparable store sales increased 11.7%. The daily average comparable store sales increase during the first half of fiscal 2021 reflected a 14.1% increase in daily average transaction size, partially offset by a 10.6% decrease in daily average transaction count. The primary driver of increased sales during the first half of fiscal 2021 was our customers’ response to the COVID-19 pandemic and government related mandates, partially offset by the adverse impact of severe cold and ice storms on our operations in the South Central and Pacific Northwest markets. Also contributing to the increase in net sales were positive contributions from continuing marketing initiatives, promotional campaigns and increased membership in and usage of the {N}power® customer loyalty program.

Gross profit during the first half of fiscal 2021 increased 4.7% to $144.9 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin was 27.6% for the first half of fiscal 2021, compared to 27.3% for the first half of fiscal 2020. The increase in gross margin was primarily a result of an improved product margin, and decreases in store occupancy and shrink expenses, as a percentage of net sales.

Store expenses during the first half of fiscal 2021 increased 9.6%, to $118.8 million. Store expenses as a percentage of net sales increased to 22.7% during the first half of fiscal 2021, compared to 21.3% in the first half of fiscal 2020. The increase in store expenses, as a percentage of net sales, during the first half of fiscal 2021 was due primarily to increased labor-related expenses.

Administrative expenses during the first half of fiscal 2021 increased 6.3% to $13.7 million. Administrative expenses as a percentage of net sales were 2.6% during the first half of fiscal 2021, compared to 2.5% in the first half of fiscal 2020.

Operating income decreased 26.1% to $11.9 million during the first half of fiscal 2021, compared to $16.1 million in the first half of fiscal 2020. Operating margin decreased to 2.3%, compared to 3.2% in the first half of fiscal 2020.

Net income for the first half of fiscal 2021 was $8.3 million, or $0.37 of diluted earnings per share, compared to $11.6 million, or $0.51 of diluted earnings per share for the first half of fiscal 2020.

Adjusted EBITDA was $27.4 million in the first half of fiscal 2021, compared to $31.7 million in the first half of fiscal 2020.

Balance Sheet and Cash Flow

As of March 31, 2021, the Company had $21.0 million in cash and cash equivalents, no outstanding balance on the Company’s $50.0 million revolving credit facility and $34.6 million outstanding on the fully drawn term loan facility.

During the first half of fiscal 2021, the Company generated $17.3 million in cash from operations and invested $9.5 million in net capital expenditures.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.07 per common share. The dividend will be paid on June 16, 2021 to all stockholders of record at the close of business on June 1, 2021.

Growth and Development

During the second quarter of fiscal 2021, the Company opened one new store and remodeled one store, ending the quarter with a total store count of 161 stores in 20 states. The Company’s one store opening and one remodel during the second quarter of fiscal 2021, compared to opening two new stores in the second quarter of fiscal 2020, resulting in 2.5% and 3.3% unit growth rates for the twelve month periods ended March 31, 2021 and March 31, 2020, respectively.

As of May 6, 2021, the Company has signed leases for five new stores, which will be located in Colorado, Missouri, Nevada, and Oregon. These new stores are planned to open during fiscal 2021 and beyond.

Fiscal 2021 Outlook

The Company is confirming its fiscal 2021 outlook, which was previously announced on November 19, 2020, with the exception of lowering its expectations for new store openings and store relocations/remodels during fiscal 2021. The adjustment in new store and relocation/remodel expectations is driven by delays the Company is experiencing in the construction process and equipment deliveries. The fiscal 2021 outlook reflects current trends in light of the rapidly evolving COVID-19 environment and related government mandates. While the Company cannot predict the duration or severity of the pandemic and related government mandates, the Company expects these factors will continue to impact its operations and financial performance through fiscal 2021. The Company expects:

Fiscal 2021 Outlook
Number of new stores	3-4
Number of relocations/remodels	4-5
Daily average comparable store sales growth	-2.0% to 2.0%
Diluted earnings per share	$0.60 to $0.70

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-800-670-8680 (US and Canada); or 1-303-223-4396 (International). The conference ID is 21993602. A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, safe and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 161 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020
Net sales	$259,198	277,524	524,243	507,554
Cost of goods sold and occupancy costs	187,371	199,701	379,391	369,207
Gross profit	71,827	77,823	144,852	138,347
Store expenses	58,422	56,878	118,752	108,305
Administrative expenses	6,358	7,038	13,662	12,857
Pre-opening and relocation expenses	341	650	530	1,080
Operating income	6,706	13,257	11,908	16,105
Interest expense, net	(603)	(516)	(1,113)	(1,052)
Income before income taxes	6,103	12,741	10,795	15,053
Provision for income taxes	(1,399)	(3,023)	(2,459)	(3,467)
Net income	$4,704	9,718	8,336	11,586

Net income per common share:
Basic	$0.21	0.43	0.37	0.52
Diluted	$0.21	0.43	0.37	0.51
Weighted average number of shares of common stock outstanding:
Basic	22,581,916	22,493,341	22,570,305	22,482,285
Diluted	22,737,646	22,543,429	22,715,098	22,542,319

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2021	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$20,977	28,534
Accounts receivable, net	8,996	8,519
Merchandise inventory	98,456	100,175
Prepaid expenses and other current assets	4,073	6,185
Total current assets	132,502	143,413
Property and equipment, net	146,364	147,929
Other assets:
Operating lease assets, net	330,514	339,239
Finance lease assets, net	38,344	40,096
Deposits and other assets	611	647
Goodwill and other intangible assets, net	10,988	10,468
Total other assets	380,457	390,450
Total assets	$659,323	681,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,026	69,163
Accrued expenses	21,492	24,995
Term loan facility, current portion	1,750	—
Operating lease obligations, current portion	32,705	32,156
Finance lease obligations, current portion	2,996	2,836
Total current liabilities	122,969	129,150
Long-term liabilities:
Term loan facility, net of current portion	32,813	—
Operating lease obligations, net of current portion	316,609	325,641
Finance lease obligations, net of current portion	37,987	39,506
Deferred income tax liabilities, net	15,518	14,429
Total long-term liabilities	402,927	379,576
Total liabilities	525,896	508,726

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, and 22,595,467 and 22,546,765 shares issued and outstanding at March 31, 2021 and September 30, 2020, respectively	23	23
Additional paid-in capital	57,065	56,752
Retained earnings	76,339	116,291
Total stockholders’ equity	133,427	173,066
Total liabilities and stockholders’ equity	$659,323	681,792

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2021	2020
Operating activities:
Net income	$8,336	11,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,057	15,595
Impairment and store closing costs	105	—
Share-based compensation	487	552
Deferred income tax expense	1,089	475
Non-cash interest expense	11	6
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(477)	(535)
Merchandise inventory	1,719	7,768
Prepaid expenses and other assets	(922)	(483)
Income tax receivable	3,004	4,960
Operating lease asset	15,402	14,973
(Decrease) increase in:
Operating lease liability	(15,861)	(15,285)
Accounts payable	(7,142)	10,146
Accrued expenses	(3,503)	3,602
Net cash provided by operating activities	17,305	53,360
Investing activities:
Acquisition of property and equipment	(8,673)	(18,759)
Acquisition of other intangibles	(926)	(1,399)
Proceeds from sale of property and equipment	—	—
Proceeds from property insurance settlements	58	27
Net cash used in investing activities	(9,541)	(20,131)
Financing activities:
Borrowings under revolving facility	—	226,000
Repayments under revolving facility	—	(231,692)
Borrowings under term loan facility	35,000	—
Repayments under term loan facility	(438)	—
Finance lease obligation payments	(1,369)	(1,082)
Dividend to shareholders	(48,288)	(3,148)
Loan fees paid	(52)	(25)
Payments on withholding tax for restricted stock unit vesting	(174)	(122)
Net cash used in financing activities	(15,321)	(10,069)
Net (decrease) increase in cash and cash equivalents	(7,557)	23,160
Cash and cash equivalents, beginning of period	28,534	6,214
Cash and cash equivalents, end of period	$20,977	29,374
Supplemental disclosures of cash flow information:
Cash paid for interest	$165	328
Cash paid for interest on finance lease obligations, net of capitalized interest of $83 and $68, respectively	910	781
Income taxes paid	4,777	10
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$4,435	3,748
Acquisition of other intangibles not yet paid	233	179
Property acquired through operating lease obligations	7,287	8,170
Property acquired through finance lease obligations	106	5,232

Non-GAAP financial measures

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing and lease exit costs and non-recurring items. The adjustment to EBITDA for the six months ended March 31, 2021 related to lease exit costs associated with one store that closed in the first quarter of fiscal year 2019.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2021	2020	2021	2020
Net income	$4,704	9,718	8,336	11,586
Interest expense, net	603	516	1,113	1,052
Provision for income taxes	1,399	3,023	2,459	3,467
Depreciation and amortization	7,420	7,888	15,057	15,595
EBITDA	14,126	21,145	26,965	31,700
Lease exit costs	—	—	405	—
Adjusted EBITDA	$14,126	21,145	27,370	31,700

EBITDA decreased 33.2% to $14.1 million in the three months ended March 31, 2021, compared to $21.1 million for the three months ended March 31, 2020. EBITDA decreased 14.9% to $27.0 million in the six months ended March 31, 2021, compared to $31.7 million for the six months ended March 31, 2020. EBITDA as a percentage of net sales was 5.4% and 7.6% in the three months ended March 31, 2021 and 2020, respectively. EBITDA as a percentage of net sales was 5.1% and 6.2% in the six months ended March 31, 2021 and 2020, respectively.

Adjusted EBITDA decreased 33.2% to $14.1 million in the three months ended March 31, 2021, compared to $21.1 million for the three months ended March 31, 2020. Adjusted EBITDA decreased 13.7% to $27.4 million in the six months ended March 31, 2021, compared to $31.7 million for the six months ended March 31, 2020. Adjusted EBITDA as a percentage of net sales was 5.4% and 7.6% in the three months ended March 31, 2021 and 2020, respectively. Adjusted EBITDA as a percentage of net sales was 5.2% and 6.2% in the six months ended March 31, 2021 and 2020, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any impact for single lease expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.